Exhibit 5.1

RICHARDSON & PATEL LLP

10900 Wilshire Boulevard, Suite 500

Los Angeles, California 90024

Telephone (310) 208-1182

Facsimile (310) 208-1154

December 21, 2006

WT Holdings Corporation

Room 1508, Peninsula Square

18 Sung On Street, Hung Hom

Kowloon, Hong Kong

Re:	Registration on Form S-1

Ladies and Gentlemen:

We have acted as counsel to WT Holdings Corporation, a Delaware corporation (the “Company”) in connection with the registration with the Securities and Exchange Commission on Form S-1 of 6,315,670 shares of the Company’s common stock, par value $0.001 (the “Shares”) issuable upon exercise of certain warrants, and upon conversion of certain debentures. In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or the proposed issuance) of the Shares, the Company’s Certificate of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares that may be issued upon exercise of the warrants and upon conversion of the debentures, will be legally issued, fully paid, and nonassessable.

This opinion opines upon applicable Delaware law including the statutory provisions thereof and reported judicial decisions interpreting those laws.

We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Experts” in the registration statement.

Very truly yours,

RICHARDSON & PATEL LLP